Exhibit 10.1

Chembio Diagnostics, Inc.
Outside Director Compensation Policy

The Board of Directors (the “Board”) of Chembio Diagnostics, Inc. (“Chembio”) has approved this Director Compensation Policy (this “Policy”) on, and effective as of, December 15, 2020. The objective of this Policy is to provide a total compensation package that enables Chembio to attract and retain, on a long-term basis, high-caliber directors. This Policy applies to each non-employee who serves as a director of Chembio (each an “Outside Director”). Members of management who serve on the Board are not compensated for Board service.

The Board reviews and approves director compensation annually and will amend or restate this Policy accordingly. The compensation consultant to the Board assesses director compensation annually relative to a peer group and recommends adjustments, if any, for the subsequent fiscal year. The Compensation Committee of the Board reviews the compensation consultant’s assessment in the fourth quarter of a fiscal year and uses the compensation consultant’s recommendations as the basis for the Compensation Committee’s recommendations to the Board for the succeeding fiscal year.

Annual Cash Compensation	From January 1, 2020 through December 31, 2020, each Outside Director shall be paid annual cash retainers as follows:

Board
Chair	$70,000
Other Directors	35,000
Audit Committee
Committee Chair	$15,000
Other Committee Members	7,500
Compensation Committee
Committee Chair	$10,000
Other Committee Members	5,000
Nominating and Governance Committee
Committee Chair	$7,500
Other Committee Members	3,750

The annual retainers will be paid quarterly, in arrears, or upon the earlier resignation of the Outside Director. Amounts owing to Outside Directors as annual retainers shall be annualized, meaning that Outside Directors who join the Board or a committee during the calendar year shall receive a pro-rated amount based on the number of calendar days served.

Annual Equity Compensation
Each Outside Director who is elected (or re-elected) to the Board at Chembio’s 2021 annual meeting of stockholders (the “Annual Meeting”) shall receive equity or equity‑based awards (“Annual Director Awards”) under Chembio’s 2019 Omnibus Incentive Plan (the “2019 Plan”) as set forth below.

Timing of Grants
Annual Director Awards shall be granted as of the date of the Annual Meeting, unless either (a) the Annual Meeting occurs earlier than the third trading day following the date on which Chembio files its Quarterly Report on Form 10‑Q for the quarter ending March 31, 2021 with the SEC, in which case the grant date shall be the first Monday that follows the date of such filing (or, if such Monday is not a trading day, the next succeeding trading day), or (b) the Annual Meeting occurs on or after June 1, 2021, in which case the grant date shall be the first Monday that follows the date on which Chembio next files an Annual Report on Form 10‑K or Quarterly Report on Form 10‑Q with the SEC (or, if such Monday is not a trading day, the next succeeding trading day). For purposes of this Policy, “trading day” means a day on which The NASDAQ Stock Market is open for trading.

Types of Awards
Each Outside Director receiving Annual Director Awards shall receive grants having a total value of $80,000, which shall consist of $40,000 in value of nonqualified stock options and $40,000 in value of restricted stock units.

•      Nonqualified stock options included in Annual Director Awards (a) shall have an exercise price equal to the Fair Market Value (as defined in the 2019 Plan) of a share of common stock of Chembio (“Common Stock”) on the grant date and (b) subject to continued service on the Board, shall vest in full immediately prior to the 2022 annual meeting of stockholders (or, if earlier, upon a Change in Control, as defined in the 2019 Plan). The number of shares of Common Stock subject to such nonqualified stock options shall be determined using the Black-Scholes model applied by Chembio in preparing option-related calculations for purposes of its consolidated financial statements.

•     The number of shares of Common Stock subject to restricted stock units included in an Outside Director’s Annual Director Awards shall equal the quotient of $80,000 divided by the Fair Market Value of a share of Common Stock on the Grant Date. Such restricted stock units shall vest in full immediately prior to the 2022 annual meeting of stockholders (or, if earlier, upon a Change in Control, as defined in the 2019 Plan).

Initial Election Compensation
Each Outside Director who is initially elected to the Board on or after December 17, 2020, shall receive equity or equity‑based awards (“Initial Election Awards”) under the 2019 Plan as set forth below.

Timing of Grant
Initial Election Awards shall be granted to an Outside Director as of the date of the in person or telephonic meeting of the Board at which the Outside Director is initially elected or, if later, as of the effective date of the election. If, however, such proposed grant date occurs during a quarter- or year-end trading blackout period under Chembio’s Insider Trading Policy or the Board otherwise determines (after consultation with Chembio’s legal counsel to the extent the Committee deems appropriate) that potential market timing or other legal or accounting issues make it inappropriate or undesirable to grant the Initial Election Awards as of such proposed grant date, then the grant date instead shall be the first Monday that follows the date on which Chembio next files an Annual Report on Form 10‑K or Quarterly Report on Form 10‑Q with the SEC (or, if such Monday is not a trading day, the next succeeding trading day).

For clarity, if an Outside Director is initially elected to the Board as of the Annual Meeting, the Outside Director shall be granted both Initial Election Awards and Annual Director Awards.

Type of Awards
Each Outside Director receiving Initial Election Awards shall receive grants having a total value of $160,000, which shall, unless otherwise determined by the Compensation Committee of the Board with respect to the Outside Director, be comprised of $80,000 in value of nonqualified stock options and $80,000 in value of restricted stock units.

•     Nonqualified stock options included in Initial Election Awards (a) shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the grant date and (b) subject to continued service on the Board, shall vest in full immediately prior to the 2022 annual meeting of stockholders (or, if earlier, upon a Change in Control, as defined in the 2019 Plan). The number of shares of Common Stock subject to such nonqualified stock options shall be determined using the Black-Scholes model applied by Chembio in preparing option-related calculations for purposes of its consolidated financial statements.

•     The number of shares of Common Stock subject to restricted stock units included in an Outside Director’s Annual Director Awards shall equal the quotient of $80,000 divided by the Fair Market Value of a share of Common Stock on the Grant Date. Such restricted stock units shall vest one-third on the first, second and third anniversaries of the grant date (or, if earlier, upon a Change in Control).

Reimbursement of Expenses	The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by all directors in attending meetings of the Board and its committees.

General

Administration	This Policy shall be administered and interpreted by the Compensation Committee of the Board and may be amended or repealed by the Board.

Dissemination	This Policy shall be distributed to each Outside Director of Chembio upon its adoption by the Board and to each subsequently elected Outside Director upon commencement of his or her directorship.